EXHIBIT 99.1

Company Contact: Mary C. Adams, Chief Administrative Officer 310-342-2229 madams@learningtree.com

LEARNING TREE ANNOUNCES SECOND QUARTER RESULTS

LOS ANGELES, CA—May 5, 2005—Learning Tree International, Inc. (NASDAQ NM: LTRE) announced today revenues and earnings for the second quarter and first six months of its 2005 fiscal year.

Revenues for the quarter ended April 1, 2005 were $34.9 million compared with $35.7 million for the same quarter of the prior year. Loss from operations for the quarter was $3.4 million compared with a loss of $4.3 million for the same quarter of the prior year. Net loss for the quarter was $1.8 million compared to a net loss of $2.1 million for the same quarter of the prior year. Net loss per diluted share for the second quarter was $0.11 compared with a net loss per diluted share of $0.12 for the same quarter of the prior year.

Revenues for the six months ended April 1, 2005 were $74.6 million compared with $75.6 million for the same period of the prior year. Loss from operations for the six months of $0.7 million compares with loss from operations of $1.1 million for the same period of the prior year. Net income for the six months was $0.3 million compared with net income of $0.3 million for the same period of the prior year. Net income per diluted share for the first six months ended April 1, 2005 was $0.02 compared with net income per diluted share of $0.02 for the same period of the prior year.

“Results for our second quarter and the first six months of this fiscal year are consistent with those of the prior year,” commented Dr. David Collins, Learning Tree’s Chairman and CEO. “Learning Tree continues to focus on improving the quality and value of our training services and increasing our curriculum of management courses, while paying close attention to our operational infrastructure and costs. Our efforts position us to respond rapidly and effectively to any increase in the demand for our educational services.”

Learning Tree International is a leading worldwide provider of vendor-independent education and training to IT professionals and managers in business and government organizations. The Company develops, markets and delivers a broad, proprietary library of instructor-led courses focused on Web development, operating systems, programming languages, databases, computer networks, computer and network security, object-oriented technology, applied management, project management and key business skills. The Company also tests and certifies technology and business professionals, and Learning Tree courses are recommended for college credit by the American Council on Education. In addition, Learning Tree is on the National Association of State Boards of Accountancy National Registry of CPE sponsors and is a Registered Education Provider of the Project Management Institute (PMI). For more information about Learning Tree products and services, call 1-800-THE-TREE (1-800-843-8733), or visit our Web site at www.learningtree.com.

Except for historical information contained herein, the matters addressed in this press release are forward-looking statements. Please do not put undue reliance on these forward-looking statements, since they are based on key assumptions about future risks and uncertainties. Although Learning Tree International, Inc. (“Learning Tree”) believes that its assumptions are reasonable; inevitably some will prove to be incorrect. As a result, Learning Tree’s actual future results can be expected to differ from those in the discussion that follows, and those differences may be material. Learning Tree is not undertaking any obligation to update forward-looking statements.

In order to help the reader assess the major risks in Learning Tree’s business, Learning Tree has identified many, but not all, of these risks in Exhibit 99.1, “Risk Factors” to Learning Tree’s Annual Report on Form 10-K (“Exhibit 99.1”). Please read that exhibit carefully. Some of the factors discussed in Exhibit 99.1 that could affect Learning Tree include: risks associated with the timely development, introduction, and customer acceptance of Learning Tree’s courses; competition; international operations, including currency fluctuations; changing economic and market conditions; technology development and new technology introduction; efficient delivery and scheduling of Learning Tree’s courses; adverse weather conditions, strikes, acts of war or terrorism and other external events; and attracting and retaining qualified personnel.

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LEARNING TREE INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(all amounts in thousands, except per share amounts)

	Three Months Ended (Unaudited)		Six Months Ended (Unaudited)
	April 1, 2005	April 2, 2004	April 1, 2005	April 2, 2004
Revenues	$34,865	$35,729	$74,627	$75,596
Costs of revenues	18,445	18,475	37,269	36,882

Gross profit	16,420	17,254	37,358	38,714

Operating expenses:
Course development	2,010	2,078	3,815	4,075
Sales and marketing	11,448	13,403	21,236	23,881
General and administrative	6,389	6,046	12,997	11,811

Total operating expenses	19,847	21,527	38,048	39,767

Loss from operations	(3,427)	(4,273)	(690)	(1,053)

Other income (expense), net	659	1,014	1,134	1,502

Income (loss) before income taxes	(2,768)	(3,259)	444	449
Provision (benefit) for income taxes	(922)	(1,158)	148	159

Net income (loss)	$(1,846)	$(2,101)	$296	$290

Earnings (loss) per common share	$(0.11)	$(0.12)	$0.02	$0.02

Earnings (loss) per common share assuming dilution	$(0.11)	$(0.12)	$0.02	$0.02

LEARNING TREE INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(all amounts in thousands)

	April 1, 2005	October 1, 2004
	(Unaudited)
Cash and cash equivalents	$79,805	$83,913
Accounts receivable	13,764	12,902
Prepaid taxes and other expenses	8,911	8,942

Total current assets	102,480	105,757
Equipment, long-term investments and other	31,174	31,677

Total assets	$133,654	$137,434

Accounts payable and accrued liabilities	$16,435	$18,607
Deferred revenue	46,803	46,847

Total current liabilities	63,238	65,454
Other	2,792	3,437

Total liabilities	66,030	68,891

Stockholders’ equity	67,624	68,543

Total liabilities and stockholders’ equity	$133,654	$137,434

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